EXHIBIT 99.1
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JONES LANG LASALLE NEWS RELEASE


FOR IMMEDIATE RELEASE                     200 East Randolph Drive
                                          Chicago Illinois 60601




     JONES LANG LASALLE NAMES DAVID B. RICKARD TO ITS BOARD OF DIRECTORS


CHICAGO, July 12, 2007 - Jones Lang LaSalle Incorporated (NYSE: JLL), the leading integrated global real estate services and money management firm, today announced that David B. Rickard has been elected as a member of its Board of Directors.

Since 1999, Mr. Rickard, 60, has served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation (NYSE: CVS), the #1 provider of prescriptions and related healthcare services in the United States. Comprised of over 6,000 CVS/pharmacy stores, its Caremark pharmacy benefit management division, MinuteClinic retail-based health clinic subsidiary and CVS.com, CVS Caremark fills or manages more than 1 billion prescriptions each year as part of its commitment to improve healthcare outcomes for a wide range of employers, health plans and consumers.

Prior to joining CVS Caremark, Mr. Rickard was the Senior Vice President and Chief Financial Officer for RJR Nabisco Holdings Corporation. He is currently a member of the Board of Directors, and Chairman of the Audit Committee, of Harris Corporation, an international communications and information technology company.

Mr. Rickard will serve as an independent, non-executive Director on the Jones Lang LaSalle Board. He will also serve on each of the Audit Committee and the Nominating and Governance Committee. Our Board has determined that Mr. Rickard qualifies as an "audit committee financial expert" under the rules of the U.S. Securities and Exchange Commission.

Sheila Penrose, Chairman of the Jones Lang LaSalle Board of Directors, said, "We are pleased to welcome David to our Board. He is a world-class executive with financial, transactional and administrative experience that will complement the expertise and perspective of our high-calibre Board."

Colin Dyer, President and Chief Executive Officer of Jones Lang LaSalle, commented further, "As the Chief Financial Officer for a company with over 6,000 stores, David will bring to us the valuable insights of a major user of commercial real estate that will help us enhance our ability to deliver superior client service and generate new growth."

Since he is filling a vacancy on the Board, Mr. Rickard will initially serve a term that will expire at the Company's 2008 Annual Meeting of Shareholders. His appointment brings the Jones Lang LaSalle Board to a total of nine Directors. In addition to Ms. Penrose and Mr. Dyer, the current members of the Board are Henri-Claude de Bettignies, Darryl Hartley-Leonard, Sir Derek Higgs, Lauralee E. Martin, Alain Monie' and Thomas C. Theobald.



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ABOUT JONES LANG LASALLE

Jones Lang LaSalle (NYSE: JLL), the only real estate money management and services firm named to FORTUNE magazine's "100 Best Companies to Work For" and Forbes magazine's "400 Best Big Companies," has approximately 160 offices worldwide and operates in more than 450 cities in over 50 countries. With 2006 revenue of over $2.0 billion, the company provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of over 1.0 billion square feet worldwide. In 2006, the firm completed Capital Market sales and acquisitions, debt financing, and equity placements on assets and portfolios valued at $70.9 billion. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $44.3 billion of assets under management. For further information, please visit our website, www.joneslanglasalle.com.



COMPANY CONTACTS
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AMERICAS

Gayle Kantro
+1 312 228 2795
gayle.kantro@am.jll.com



ASIA-PACIFIC

Chek Yee Foo
+65 6539 9054
chekyee.foo@ap.jll.com



EMEA

Charlotte Freeman
+44 20 7399 5616
charlotte.freeman@eu.jll.com